Exhibit 99.2 Press Release


 EMERGING SEMICONDUCTOR EQUIPMENT SUPPORT FIRM TO ACQUIRE LEADING EUROPEAN RIVAL

CHANDLER, Arizona, February 3, 2003 -- DND Technologies, Inc. (OTCBB:DNDT), a publicly traded corporation, announced today that it has entered into a Letter of Intent as of January 31, 2003 to acquire through merger a major European rival, ESL Elektronik GmbH whose main offices are located in Weissenfeld, Germany.

ESL was founded in 1990 by CEO Gerhard Marschner and currently employs 4 engineers and 3 sales and support personnel experienced with supporting a wide range of semiconductor plasma etch capital equipment. ESL's annual revenues range from $2 million to $3 million US dollars.

Having access to the product line of Aspect SemiQuip International, a subsidiary of DNDT, ESL's 2003 gross revenues are expected to exceed $5,000,000 and 2004 revenues are expected to exceed $7,000,000.

Located approximately 1 mile from the new Munich Exhibition Center, ESL's facilities include two clean-rooms suitable for the servicing and support of modern semiconductor capital equipment. ESL plans to add five additional employees in the coming months. ESL has partner firms in Dresden, Catania and Israel, allowing ESL to support chip manufacturers located throughout all of Europe.

Mr. Marschner, CEO of ESL, said "I am pleased to have found a partner such as Aspect which allows for ESL to increase its level of service and support to the European semiconductor industry."

Douglas Dixon, DNDT Chairman and Chief Executive Officer, said, "ESL expands our reach into the lucrative European market, and strengthens the support that we are able to provide our existing European customers. We are honored to have a firm of ESL's caliber join our growing company. This is a key step to Aspect SemiQuip reaching its goal of supporting the international chip manufacturing community. The greatest portion of our value is our people, and Herr Marschner and his excellent staff of experience professionals add greatly to that value."

DNDT is a Nevada corporation with direct operations in California, Arizona and Texas, and alliance partners throughout the USA and Asia, all specializing in supporting plasma etch capital equipment.

Safe Harbor Statement

Statements in this news release about the company's future expectations, including: locating an alternative lender, obtaining favorable financing terms consummation of targeted acquisitions, and repayment of obligations, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, section 21E of the Securities Act of 1934, as that term is defined in the Private Securities Reform Act of 1995. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements. Such "forward-looking statements" are subject to risks and uncertainties set forth from time to time in the Company's SEC reports.